Exhibit 10.1

Tellurian Inc.

INCENTIVE Compensation PROGRAM

Section 1.                Purpose

The purpose of the Tellurian Incentive Compensation Program is to promote the financial interests and growth of Tellurian Inc., a Delaware corporation (the “Company”) and its respective Subsidiaries and Affiliates (each as defined below) by attracting and retaining employees of the Company with a combination of an annual Short Term Incentive and Long Term Incentive.

Section 2.                Eligibility

Individuals who are eligible to be Participants in the Program shall be limited to Employees (i) that are employed on a full-time basis at December 31 of the applicable Performance Period; (ii) if applicable, that have executed certain amendments to their existing equity based award agreements, and (iii) who are provided with a Short Term Incentive Award Notification and/or who are provided with and execute and deliver to the Company a Long Term Incentive Award Agreement (each such Employee shall be referred to herein as a “Participant”). In the event of a Participant’s Termination of Employment (other than for Cause) during the Performance Period, the CEO shall have the sole discretion to permit such Participant to continue to be eligible for the Short Term Incentive, provided however, if such Participant is a Section 16 officer of the Company Group under the Exchange Act such discretion shall reside with the Board of Directors.

Section 3.                Administration

(a)               This Program shall be administered by the Board or, if the Board shall so determine, by the Committee. During any period of time in which this Program is administered by the Board, all references in this Program or any Short Term Incentive Award Notification or Long Term Incentive Award Agreement to the Committee shall be deemed to refer to the Board.

(b)               The Committee shall have full power and authority to administer and interpret this Program, Awards granted under this Program and each Short Term Incentive Award Notification and Long Term Incentive Award Agreement, including, without limitation, the power to (i) exercise all of the powers granted to it under this Program, (ii) construe, interpret, administer and implement this Program and any Short Term Incentive Award Notifications and Long Term Incentive Award Agreements, (iii) prescribe, amend and rescind rules and regulations relating to this Program, including rules governing its own operations, (iv) correct any defect, supply any omission and reconcile any inconsistency in this Program and any Awards or Short Term Incentive Award Notifications and Long Term Incentive Award Agreements, (v) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Program, (vi) determine from among those persons determined to be eligible for this Program the particular persons who will be Participants, (vii) grant Awards under this Program and determine the terms, conditions and amounts of such Awards, consistent with the express limitations of this Program, (viii) delegate such powers and authority to such persons as it deems appropriate; provided that any such delegation is consistent with applicable law and any guidelines as may be established by the Board from time to time, (ix) waive any forfeiture, vesting or other conditions under any Awards or accelerate the vesting of any Award, (x) determine whether any vesting term or condition under an Award has been satisfied and determine the amount, if any, payable under any Award, and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Program and any Awards and Short Term Incentive Award Notifications and Long Term Incentive Award Agreements. The determination of the Committee on all matters relating to this Program, any Short Term Incentive Award Notifications and Long Term Incentive Award Agreements or any Awards shall be final, binding and conclusive upon all persons.

(c)               The Committee may employ counsel, consultants, accountants, appraisers, brokers or other persons at the expense of the Company or any of its Subsidiaries. The Board, the Committee, and the officers of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon all Participants, the Company and all other interested persons.

(d)               No member of the Board or the Committee, any delegate of the Committee, any member of any governing body, or any committee thereof, of any Affiliate of the Company, or any officer, employee or agent of the Company or any of their respective Affiliates (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken, or any determination made in good faith with respect to, the Program, any Short Term Incentive Award Notifications and Long Term Incentive Award Agreements or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Program or any Short Term Incentive Award Notifications or Long Term Incentive Award Agreements and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person; provided, that, the Company or its Subsidiaries shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company or any of its Subsidiaries gives notice to such Indemnifiable Person of its intent to assume the defense, the Company or any of its Subsidiaries shall have sole control over such defense with counsel of the Company’s or any of its Subsidiaries’ choice, as the case may be. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law, the Company or any of their Affiliates. The foregoing right of indemnification shall be in addition to any other rights of indemnification to which such Indemnifiable Persons may be entitled, including under any governing document of the Company or any of its respective Affiliates, under any other agreement or arrangement between such Indemnifiable Person and the Company or any of its respective Affiliates, as a matter of law, or otherwise, or any other power that the Company or any of its respective Affiliates may have to indemnify such Indemnifiable Persons or hold them harmless.

Section 4.                Short Term Incentive

(a)               Generally. Each Short Term Incentive Award granted under the Program shall be evidenced by a Short Term Incentive Award Notification. Each Short Term Incentive Award granted shall be subject to the terms and conditions set forth in this Section 4, and to such other terms and conditions not inconsistent with the Program as may be reflected in the applicable Short Term Incentive Award Notification.

(b)               Notification of Eligibility. Employees eligible for a Short Term Incentive Award with respect to a Performance Period shall be notified before or during the Performance Period of their (i) eligibility for a Short Term Incentive Award with respect to the Performance Period and (ii) the target and maximum amount of the Short Term Incentive Award, set forth or denominated as a percentage of annual base salary (“Short Term Incentive Notice”).

(c)               Cash Award Determination and Grant. Following the end of the Performance Period and no later than March 15 of the year following the end of the Performance Period, the Committee may, in its sole discretion, grant Short Term Incentive Awards pursuant to its authority under Section 3(b).

(d)               Payment. Short Term Incentive Awards shall be paid solely in the form of cash and no later than March 15 of the year following the end of the Performance Period pursuant to the terms of the applicable Short Term Incentive Award Notification.

Section 5.                Long Term Incentive

(a)               Generally. Each Long Term Incentive Award granted under the Program shall be evidenced by a Long Term Incentive Award Agreement. Each Long Term Incentive Award so granted shall be subject to the terms and conditions set forth in this Section 5, and to such other terms and conditions not inconsistent with the Program as may be reflected in the applicable Long Term Incentive Award Agreement.

(b)               Notification of Eligibility. Employees eligible for a Long Term Incentive Award with respect to a Performance Period shall be notified before or during the Performance Period of their (i) eligibility for a Long Term Incentive Award with respect to the Performance Period and (ii) the target and maximum amount of the Long Term Incentive Award, set forth or denominated as a percentage of annual base salary (“Long Term Incentive Award Notice”).

(c)               Determination and Grant. Following the end of the Performance Period and no later than March 15 of the year following the end of the Performance Period, the Committee may, in its sole discretion, grant Long Term Incentive Awards pursuant to its authority under Section 3(b). The value of the Long Term Incentive Award granted hereunder shall be reduced by the amounts of any cash payments received or to be received pursuant to a Participant’s construction incentive award agreement, if applicable, within the same calendar as the grant of the Long Term Incentive Award.

(d)               Vesting. Except as otherwise provided in a Long Term Incentive Award Agreement, the Long Term Incentive Award shall vest as follows, subject to (i) Participant’s continued employment through and including the applicable vesting date (and not having received notice from any member of the Company Group of intent to terminate Participant’s employment), and (ii) Participant’s continued compliance with any restrictive covenants by which Participant may be bound:

(i)                 Tranche 1. One-third (1/3) (rounded down to the nearest whole number, if applicable) of the Long Term Incentive Award (“Tranche 1”) shall vest on the grant date.

(ii)                Tranche 2. One-third (1/3) (rounded down to the nearest whole number, if applicable) of the Long Term Incentive Award (“Tranche 2”) shall vest on the One Year Anniversary.

(iii)               Tranche 3. The remaining Long Term Incentive Award (“Tranche 3”) shall vest on the Two Year Anniversary.

(e)               Settlement and Payment. The terms and conditions of settlement and payment of each Long Term Incentive Award shall be set forth in each Participant’s applicable Long Term Incentive Award Agreement.

Section 6.                Amendment and Termination

(a)               The Committee shall have the authority to amend outstanding Awards, provided that no such action shall modify an Award in a manner materially adverse to the applicable Participant without Participant’s consent.

(b)               Other than as specifically provided in any Short Term Incentive Award Notification or Long Term Incentive Award Agreement, the Committee may amend, suspend or terminate the Program, provided that no such action shall affect an outstanding Award in a manner materially adverse to the applicable Participant without Participant’s consent.

Section 7.                Tax Withholding

The payments made pursuant to the Program and any Short Term Incentive Award Notification and Long Term Incentive Award Agreement hereunder will be reduced by withholding for any applicable federal, state foreign, and local taxes required to be withheld by the Company or one of its Subsidiaries and other authorized payroll deductions.

Section 8.                Section 409A

It is intended that all Awards under the Program be interpreted and administered so that the payment of any Award shall either be exempt from the requirements of Section 409A, or shall comply with the requirements of such provisions, and accordingly, to the maximum extent permitted, shall be interpreted to be exempt from or in compliance with Section 409A. Notwithstanding any provision of the Program or any Short Term Incentive Award Notification or Long Term Incentive Award Agreement to the contrary, neither the Company nor any of its respective Subsidiaries or Affiliates, nor any of their respective directors, officers, employees, advisors or agents guarantees any particular tax treatment and none of the foregoing shall have any liability for the failure of the terms of the Program or any Short Term Incentive Award Notification or Long Term Incentive Award Agreement hereunder as written to be exempt from the provisions of Section 409A.

Each payment under the Program or any Short Term Incentive Award Notification or Long Term Incentive Award Agreement to which Section 409A applies shall be treated as a separate identified payment for purposes of Section 409A. In no event may any Participant, directly or indirectly, designate the calendar year of any payment to be made under the Program or any Short Term Incentive Award Notification or Long Term Incentive Award Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A. To the extent any payment under the Program or any Short Term Incentive Award Notification or Long Term Incentive Award Agreement is subject to Section 409A, any reference to termination of service or similar terms shall mean a “separation from service” under Section 409A.

Notwithstanding any provision in the Program or in any Short Term Incentive Award Notification or Long Term Incentive Award Agreement to the contrary, if on the date of a Participant’s termination of employment, Participant is deemed to be a “specified employee” within the meaning of Section 409A using the identification methodology selected by the Company from time to time, or if none, the default methodology under Section 409A, any payments or benefits due upon a termination of Participant’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A shall be delayed and paid or provided in a single lump sum (without interests) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Participant’s termination of employment for any reason other than death, and (ii) the date of Participant’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

Section 9.               Miscellaneous

(a)               ERISA. The Program is not subject to the Employee Retirement Income Security Act of 1974, as amended.

(b)               No Right of Employment. Nothing contained herein, in a Short Term Incentive Award Notification, Long Term Incentive Award Agreement or in an Award shall confer on any individual any right to be continued in the employ or service of the Company or any of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an individual’s status as an at-will employee or service provider, nor shall anything contained herein or in any Short Term Incentive Award Notification or Long Term Incentive Award Agreement or Award affect any rights which the Company or any of its Subsidiaries may have to change a person’s compensation or other benefits or terminate such person’s employment, services or association with the Company or any of its Subsidiaries for any reason any time.

(c)               Funding. No Award, benefit or amount under the Program shall be secured by any specific assets of the Company or any of its respective Subsidiaries or Affiliates, nor shall any assets of the Company or any of its respective Subsidiaries or Affiliates be designated as attributable or allocated to the satisfaction of the Company’s or any of its Subsidiaries’ obligations under the Program.

(d)               Successors. The obligations of the Company or any of its Subsidiaries under the Program shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. To the extent not otherwise terminated in accordance with the terms and conditions of the Program and/or a Short Term Incentive Award Notification or Long Term Incentive Award Agreement, the terms of the Program and any Short Term Incentive Award Notification or Long Term Incentive Award Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and on Participant and the beneficiaries, executors, administrators, heirs and successors of Participant.

(e)               Section Headings; Construction. The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections. All words used in the Program shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

(f)                Severability. In the event any provision of the Program or any Short Term Incentive Award Notification or Long Term Incentive Award Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the illegality, invalidity or unenforceability shall not affect the remaining provisions of the Program and such Award Agreement and such illegal, invalid or unenforceable provision shall be deemed modified as if such provision had not been included.

(g)               Survival of Terms; Conflicts. The provisions of the Program shall survive the termination of the Program to the extent consistent with, or necessary to carry out, the purposes thereof. Each Short Term Incentive Award Notification and Long Term Incentive Award Agreement remains subject to the terms of the Program; however, in the event of any conflict between specific provisions of the Program and a Short Term Incentive Award Notification or Long Term Incentive Award Agreement, the Program shall control.

(h)               Governing Law. The Program and each Short Term Incentive Award Notification and Long Term Incentive Award Agreement and all questions concerning the construction, interpretation, and validity of the Program and each Short Term Incentive Award Notification and Long Term Incentive Award Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 10.              Effective Date

The Program shall become effective as of November 18, 2021.

Section 11.              Definitions

For purposes of the Program, capitalized terms not otherwise defined herein shall have the following meanings:

(a)            “Affiliate” shall mean any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(b)            “Award” shall mean, individually, or collectively, any Short Term Incentive Award or Long Term Incentive Award granted under the Program.

(c)            “Board” shall mean the Board of Directors of the Company.

(d)            “Cause” shall have the meaning ascribed to that term in Participant’s Individual Agreement or, if such term is not defined in Participant’s Individual Agreement or there is no such agreement, then “Cause” shall mean (i) Participant’s indictment for, conviction of, or pleading of guilty or nolo contendere to, any felony or any crime involving fraud, dishonesty or moral turpitude; (ii) Participant’s gross negligence with regard to the Company or any Affiliate in respect of Participant’s duties for the Company or any Affiliate; (iii) Participant’s willful misconduct having or, which in the good faith discretion of the Board could have, an adverse impact on the Company or any Affiliate economically or reputation-wise; (iv) Participant’s material breach of this Agreement, any other material agreement between Participant and the Company, including, but not limited to, any incentive or equity or equity-based award or agreement, or any code of conduct or ethics or any other policy of the Company, which breach (if curable in the good faith discretion of the Board) has remained uncured for a period of ten (10) days following the Company’s delivery of written notice to Participant specifying the manner in which the agreement or policy has been materially breached; or (v) Participant’s continued or repeated failure to perform Participant’s duties or responsibilities to the Company or any Affiliate at a level and in a manner satisfactory to the Board in its sole discretion, which failure has not been cured to the satisfaction of the Board following notice to Participant. To the extent Participant is terminated as a member of the Board or the board of directors of any Subsidiary of the Company, “Cause” shall include a termination of such directorship for “cause” as determined in accordance with the provisions of Section 141(k) of the Delaware General Corporation Law. Any voluntary termination of Participant’s employment in anticipation of a termination of Participant’s employment by any member of the Company Group for Cause shall be deemed to be a termination by the Company for Cause.

(e)            “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(f)             “Committee” shall mean the Compensation Committee of the Board of Directors.

(g)            “Common Stock” shall mean the Common Stock of the Company, $0.01 par value per share.

(h)            “Company Group” shall mean, collectively, the Company and its Subsidiaries.

(i)             “Employee” shall mean any full time employee of a member of the Company Group. An Employee on a leave of absence for such periods and purposes conforming to the personnel policy of the Company may be considered still in the employ of a member of the Company Group for purposes of eligibility for participation in this Program.

(j)             “Employer” shall mean as to Participant on any date, the Company Group member that employs or retains Participant on such date.

(k)            “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, or any successor thereto, and the rules and regulations promulgated thereunder.

(l)             “Indemnifiable Person” has the meaning set forth in Section 3(d).

(m)           “Individual Agreement” shall mean an employment or similar agreement between Participant and a member of the Company Group.

(n)            “Long Term Incentive Award” shall mean an award granted under the Program as described in Section 5 hereof.

(o)            “Long Term Incentive Award Agreement” shall mean any written or electronic agreement, contract or other instrument or document evidencing any Long Term Incentive Award granted under the Program. The provisions of the various Long Term Incentive Award Agreements entered into under the Program need not be identical.

(p)            “Long Term Incentive Award Notice” shall have the meaning set forth in Section 5(b).

(q)            “One Year Anniversary” shall mean the date that is the one (1) year anniversary of the grant date.

(r)             “Participant” has the meaning set forth in Section 2.

(s)            “Performance Period” shall mean a one-year period beginning January 1 and ending December 31.

(t)             “Program” shall mean this Tellurian Incentive Compensation Program, as may be amended, modified, supplemented or restated from time to time.

(u)            “Section 409A” shall mean Section 409A of the Code.

(v)            “Short Term Incentive Award” shall mean an award granted under the Program, that grants a participant an amount of cash as set forth in an applicable Short Term Incentive Notice.

(w)           “Short Term Incentive Award Notification” shall mean any written or electronic notice, communication or document evidencing any Short Term Incentive Award granted under the Program. The provisions of the various Short Term Incentive Award Notifications need not be identical.

(x)             “Short Term Incentive Notice” shall have the meaning set forth in Section 4(b).

(y)            “Subsidiary” shall mean a corporation, partnership, joint venture, limited liability company, limited liability partnership, or other entity in which the Company owns directly or indirectly, fifty percent (50%) or more of the voting power or profit interests, or as to which the Company or one of its Affiliates serves as general or managing partner or in a similar capacity.

(z)            “Termination of Employment” shall mean the time when the employee-employer relationship between an Employee and the Company or any Employer is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability, or retirement, but excluding terminations where the Employee simultaneously commences or re-mains in employment with the Company or any Employer. Notwithstanding the foregoing, to the extent necessary to comply with Section 409A as determined by the Committee, a termination of service means a “separation from service” (within the meaning of Section 409A).

(aa)          “Tranche 1” shall have the meaning set forth in Section 5(d)(i).

(bb)         “Tranche 2” shall have the meaning set forth in Section 5(d)(ii).

(cc)          “Tranche 3” shall have the meaning set forth in Section 5(d)(iii).

(dd)         “Treasury Regulations” shall mean the regulations promulgated under the Code by the United States Treasury Department, as amended.

(ee)          “Two Year Anniversary” shall mean the date that is the two (2) year anniversary of the grant date.